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                          EXHIBIT 99.35


[Letterhead of Court of Chancery of the State of Delaware]


                                   March 30, 1995

VIA FAX & FIRST CLASS MAIL

Joseph A. Rosenthal, Esquire  Thomas Reed Hunt, Jr., Esquire
Rosenthal, Monhait, Gross     William M. Lafferty, Esquire
  & Goddess                   Morris, Nichols, Arsht & Tunnell
P.O. Box 1070                 P.O. Box 1347
Wilmington, DE 19899          Wilmington, DE 19899

Thomas J. Allingham, II, Esquire
Skadden, Arps, Slate, Meagher
  & Flom
P.O. Box 636
Wilmington, DE 19899


          Re:  Feiwel, et al. v. Martin, et al.
               Civil Action No. 14109
               --------------------------------
Dear Counsel:

     Various shareholders of Chicago and North Western Transportation Company ("CNW") seek a preliminary injunction of CNW's planned merger with Union
Pacific Corporation ("UP").   Plaintiffs request expedited discovery in this
matter. CNW and UP (collectively "Defendants") oppose Plaintiffs' request for expedited discovery on the grounds that this Court lacks subject matter jurisdiction over Plaintiffs' claims.

     Despite the excellent efforts of counsel to briefly address the jurisdiction issue in letters to the Court and a telephone conference, I have decided to grant Plaintiffs' motion for expedited discovery and defer


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ruling on the jurisdiction issue until the preliminary injunction hearing.  I defer decision on the jurisdiction issue because of the complexity of the issue presented to the Court and the extreme time constraints presented by this lawsuit. I will hear Plaintiffs' motion for preliminary injunction on Thursday, April 13, 1995, at 10:00 a.m. in Wilmington. Plaintiffs shall file their reply brief on or before April 12. The parties shall confer to establish the remainder of the briefing schedule. The parties should brief Defendants' motion to dismiss for lack of subject matter jurisdiction for that hearing.

     IT IS SO ORDERED.

                                      Very truly yours,

                                      /s/ William B. Chandler, III
                                      William B. Chandler, III

WBCIII:meg

oc:  Register in Chancery
xc:  Chancellor
     Vice Chancellors